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KPMG LLP

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April 28, 1998



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: Arthur Treacher's Inc.

Ladies and Gentlemen:

We were previously principal accountants for Arthur Treacher's, Inc. And, under the date of September 4, 1998, we reported on the consolidated financial statements of Arthur Treacher's, Inc. As of and for the years ended June 30, 1998 and 1997. On April 19, 1999, we resigned. We have read Arthur Treacher's, Inc.'s statements included under Item 4 of its Form 8-K dated April 26, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Arthur Treacher's, Inc.'s statement that they have engaged Lytkowski & Pease LLP as independent certified public accountants and that such engagement will be ratified by the Board of Directors at the next meeting.

Very truly yours,



KPMG LLP